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                                                                      EXHIBIT 18



January 8, 2004


The Audit Committee
CLARCOR Inc.
2323 Sixth Street
Rockford, IL 61125

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended November 29, 2003 and issued our report thereon dated January 8, 2004. Note C to the financial statements describes a change in accounting principle from the last in, first out to the first in, first out method for certain inventories. It should be understood that the preferability of one acceptable method of accounting over another for inventory accounting has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,



PricewaterhouseCoopers LLP